Exhibit 10.20

Facility Lease Agreement

Lessor (hereinafter referred to as Party A): Inner Mongolia Menggelai Food Co., Ltd.

Lessee (hereinafter referred to as Party B): Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, on an equal and voluntary basis, enter into this Contract to clarify the rights and obligations of both parties regarding the leasing of Party A’s factory to Party B and Party B’s leasing of Party A’s factory.

I. The location, area, decoration and facilities of the house

1. The factory building, leased by Party A to Party B, is located in the northwest corner of the courtyard of MengGeLai Food Co., Ltd. in the Golden Triangle of Wuchuan County, namely Factory No.1. Since the construction of Party A has not been completed, Party A must complete the construction of its exterior walls, doors and windows, floor hardening in the factory and outdoor water distribution before May 15, 2015, and Party A shall bear the expenses.

2. The rental factory area is about 2232 square meters.

II. Both Party A and Party B shall provide relevant credit documents. After verification by both parties, the other party’s documents can be copied for storage. All copies are for this rental only.

III. Lease term

Uses: Grain processing.

1. The lease period of the factory is 12 years in total. From May 16, 2015 to March 27, 2027.

2. Party B undertakes to Party A that the leased factory is only used for the legal production and operation activities of Party B’s company.

3. Upon expiration of the lease term, Party A has the right to take back the leased factory, and Party B shall return it as scheduled.

4. If Party B requests to renew the lease, it must notify Party A half a year before the expiration of the lease term. With the consent of Party A, the lease contract shall be renewed, the rent shall be paid, and the lease price shall be re-negotiated.

5. During the contract period, Party A shall not unilaterally terminate the contract, otherwise it shall return the full rent to Party B and bear Party B’s equipment installation costs, secondary decoration costs and the cost of downtime.

6. During the contract period, Party B shall not unilaterally terminate the contract, otherwise the rent collected by Party A will not be refunded.

IV. Rent and Payment Methods

1. The annual rent of the factory is RMB100,000 (RMB One Hundred Thousand), and the total annual rent is RMB1.2 million (RMB One Million and Two Hundred Thousand).

2. RMB100,000 rent shall be paid within three days after signing this agreement; Now 50% of the ground construction of the external walls and doors of No.1 factory has been completed, and the rent of RMB200,000 shall be paid. Upon the completion of construction, party B shall pay the rent of RMB 300,000. When the equipment is installed and the second decoration is completed and the production conditions are qualified, Party B shall pay RMB 300,000 rent. The remaining rent shall be paid in the amount of RMB 100,000 per year from May 16, 2016, and the total rent shall be paid in three consecutive years, totaling RMB 1,200,000.

3. The rent payment method is cash payment, Party B pays Party A’s rent, and Party A must issue an invoice (Due to the low rent, the tax required by Party B will be paid by Party B, and Party A will be responsible for issuing the invoice).

V. Relevant fees and taxes during the lease period

1. Party B shall install the electricity meter separately from Party A’s transformer, and pay the electricity fee on time; if Party A’s transformer cannot meet the electricity load, Party B shall install the transformer by itself.

2. Party A shall bear the land use tax, and Party B shall pay all other taxes.

VI. Transfer and sublease of Facility

1. During the lease period, Party A has the right to transfer the leased factory building in accordance with legal procedures. After the transfer, this contract will continue to be valid for the new factory owner and Party B.

2. Without the consent of Party A, Party B shall not sublease or sublease the leased factory.

3. Party A must notify Party B six months before the sale of the factory. Under the same conditions, Party B has the right of first refusal ..

VII. Disclaimer

1. Both parties A and B shall not be liable to each other if the contract cannot be continued to be performed or losses are caused due to force majeure.

2. If the contract is terminated due to the above reasons, the rent will be calculated according to the actual use time. If the rent is less than the whole month, it will be calculated according to the number of days.

VIII. For matters not covered in this contract, supplementary clauses can be concluded after mutual agreement between Party A and Party B. Supplementary terms and attachments are part of this contract and have the same legal effect as this contract.

IX. Dispute Resolution

Disputes arising under this contract shall be negotiated or applied for mediation by both parties; if the negotiation or mediation fails, a lawsuit shall be filed in a people’s court with jurisdiction according to law.

X. This contract has a total of three pages, made in duplicate, with each party holding one copy, which has the same legal effect.

Party A: Inner Mongolia Menggelai Food Co., Ltd. (Seal)

Legal representative: [***] (Signature and Fingerprint)

Tel: [***]

Party B: Inner Mongolia YanGuFang Ecological Agriculture Technology (Group) Co., Ltd. (Seal)

Legal representative: Yuxiang Sun (Signature and Fingerprint)

Tel: [***]

Execution Location: Ke Town, Wuchuan County, Inner Mongolia

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